UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2008

Universal Truckload Services, Inc.

(Exact name of registrant as specified in its charter)

Michigan	120510	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 20, 2008, UTSI Finance, Inc., a wholly-owned subsidiary of Universal Truckload Services, Inc., collectively referred to as the Company or Purchaser, entered into an agreement and closed on the purchase of property located in Houston, Texas with Crown Enterprises, Inc., or the Seller. The Seller is an affiliate of CenTra Inc., which is controlled by two of our directors, Matthew T. Moroun and Manuel J. Moroun. The transaction was approved by the Company’s Audit Committee and Board of Directors, with Matthew T. Moroun and Manuel J. Moroun recusing themselves from the discussion. The preliminary purchase price is $3,000,000, subject to the completion of a third party appraisal, or the Appraisal, with the total amount due upon the initial closing of the transaction. The final purchase price will be set forth in the Appraisal, and Purchaser and Seller will adjust accordingly the final amount paid on or before a final closing date. The Company used available cash on hand to fund the transaction. Louisiana Transportation, Inc., a wholly-owned subsidiary of the Company, previously occupied this property under a lease will the Seller, and intends to continue use this facility as its corporate headquarters. A copy of the purchase agreement is attached to this Form 8-K as Exhibit 10.1.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description
10.1	Purchase Agreement by and between UTSI Finance, Inc. and Crown Enterprises, Inc.

The information contained in this report is furnished and not deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Date: November 24, 2008	/s/ Robert E. Sigler
Robert E. Sigler
Vice President, Chief Financial Officer, Secretary and Treasurer